Contact: Amy Hopkins Phone: 202-774-3253 E-mail: ahopkins@washreit.com

WashREIT Welcomes New Board Member, Jennifer Banner

Washington, DC, May 26, 2022 – WashREIT (NYSE: WRE) announced today the election of Jennifer S. Banner as an independent director to the Board of Trustees. Her election expands the company’s Board to eight members.

“We are pleased to welcome Jenny to WashREIT’s Board,” said Paul T. McDermott, Chairman and CEO. “She is a highly accomplished senior leader and former executive with expertise that covers key areas of focus at this stage in WashREIT’s growth. We look forward to the valuable perspectives and insights that she will bring to our company.”

Ms. Banner has 36 years of professional, managerial, and board experience, including 22 years in public accounting, 14 years as a sitting CEO, concurrent with 20 years serving on public company boards. She is the Executive `

Director of the University of Tennessee Haslam College of Business Forum for Emerging Enterprises and Private Business. Previously, she served as CEO of Schaad Companies, a privately held real estate company, and SchaadSource, LLC, a related privately held shared services company. Ms. Banner spent 22 years in public accounting, practicing in the tax area with Ernst & Whinney (now Ernst & Young LLP) in Florida and PYA, P.C. in Tennessee. She has been a director of Truist Financial Corporation (NYSE: TFC) since 2003, a member of the board of directors of Truist Bank since 2013, and a member of the board of directors of Uniti Group, Inc. since 2015. Ms. Banner is interested in digital transformation of business and has been a public speaker and consultant globally on the board's role in digital transformation. In 2019, she was named an honorary Fellow of the MIT Center for Information Systems Research.
About WashREIT
WashREIT owns approximately 8,900 residential apartment homes in the Washington, DC metro and the Southeast, and approximately 300,000 square feet of commercial space in the Washington, DC metro region. We are focused on providing quality housing to under-served, middle-income renters in submarkets that we believe are poised for strong, sustained demand. With a proven track record in residential repositioning, we are utilizing the experience and research from the Washington metro region to continue to grow as we geographically diversify into Southeastern markets.
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